ISAIAH HARRIS
President, BellSouth Advertising and Publishing
2247 Northlake Parkway
Suite 1026
Tucker, GA 30084
Telephone: 678.406.2110 * Facsimile: 678.406.2102
Ike.harris@bellsouth.com

June 21, 2005

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Isaiah Harris

Isaiah Harris